EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


             THIS AGREEMENT, dated as of May 1, 1998, is made between and among CHILDREN'S BROADCASTING CORPORATION (referred to herein as "CBC"), CHILDREN'S RADIO OF DETROIT, INC. ("CRD"), and WCAR-AM, INC. ("WCAR- AM"), all Minnesota corporations (CBC, CRD and WCAR-AM are sometimes collectively referred to herein as the "Sellers"); and 1090 INVESTMENTS, L.L.C., a Michigan limited liability company (the "Buyer"); and

                              W I T N E S S E T H :

             THAT, WHEREAS, CBC is the owner and holder of 100% of the issued and outstanding stock of CRD; and

             WHEREAS, CRD is the owner of all the assets of radio station WCAR(AM), licensed to Livonia, Michigan (the "Station"), except for the Federal Communications Commission (the "FCC" or the "Commission") licenses, permits or authorizations issued with respect to the Station, and is the owner and holder of 100% of the issued and outstanding stock of WCAR-AM; and

             WHEREAS, the WCAR-AM is the FCC licensee of the Station; and

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             WHEREAS, subject to and conditioned upon the consent of the FCC, the Sellers desire to sell and transfer and Buyer desires to purchase and acquire the Station and certain of the tangible and intangible assets of the Sellers used or held for use in connection with the operation of the Station, all as is more fully described below.

             NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           SALE AND TRANSFER OF ASSETS

             At closing of the transaction described herein ("Closing"), the Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any lien, encumbrance, interest, reservation, restriction, mortgage or security interest of any nature whatsoever, except Permitted Encumbrances (as defined in Section 1.10 below), all the assets of the Sellers described below used or held for use in connection with the operation of the Station (except for "Excluded Assets" as described in Section 1.9 below) (collectively, the "Acquired Assets"):

1.1. All licenses, permits and authorizations ("Licenses") issued by the Commission for the operation of or used in connection with the operation of the Station, all of which are listed on Schedule A attached hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto;

1.2. All of the Sellers' owned or leased real property interests relating to the operation of the Station including that described in Schedule B attached hereto but excluding the owned and leased properties set forth in Schedule B under the heading "Excluded Properties," if any ("Real Property");

1.3. All tangible personal property and equipment owned by the Sellers used or held for use in the operation of the Station including but not limited to the property and equipment listed on Schedule C attached hereto, and any replacements therefor or improvements thereof acquired or constructed prior to Closing ("Personal Property");

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1.4.         Subject to Section 2.6 of this Agreement, all of the Sellers'
             rights and benefits under the business agreements, leases and contracts listed on Schedule D attached hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by the Sellers in the ordinary course of business between the date of such Schedule and the Closing approved in writing by Buyer or otherwise permitted hereunder ("Leases and Agreements");

1.5. All other licenses, permits or authorizations issued by any government or regulatory agency other than the FCC, which are used in connection with the operation of the Station, all of which are listed on Schedule A ("Permits") and pending applications therefor;

1.6. All right, title and interest of the Sellers in and to the use of the call letters for the Station (referred to herein as the "Call Letters"), to the extent they can be conveyed; together with all common law property rights, goodwill, copyrights, trademarks, service marks, trade names and other similar rights used in connection with the operation of the Station, including all accretions thereto, listed on Schedule E attached hereto ("General Intangibles");

1.7. All of the Sellers' magnetic media, electronic data processing files, systems and computer programs, logs, public files, records required by the FCC, vendor contracts, supplies, maintenance records or similar business records relating to or used in connection with the operation of the Station, but not including records pertaining to corporate affairs (including tax records) and original journals, provided copies are supplied to Buyer. The Sellers shall have reasonable access to all such records which might be in the possession of Buyer for a period of two (2) years following the Closing, and shall, at its own expense, have the right to make copies thereof; and

1.8. All rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Acquired Assets, whether in tort, contract, or otherwise, under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors.

1.9. "Excluded Assets" are cash on hand, accounts receivable, employee benefit plans and those assets specifically labeled and described on Schedules B through E as Excluded Assets; and

1.10. "Permitted Encumbrances" shall be limited to liens for taxes not yet due and

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             payable, obligations of Sellers which Buyer expressly assumes hereunder or expressly agrees to accept at Closing, and with respect to Owned Real Property, Permitted Encumbrances shall include those matters disclosed on title commitments delivered to Buyer, relating to building and zoning laws, ordinances, state and federal regulations, restrictions relating to use or improvements of the property without effective forfeiture provisions, reservation of mineral rights in states, utility and drainage easements which do not interfere with existing improvements.


                                    ARTICLE 2
                           PURCHASE PRICE AND PAYMENTS

2.1. PURCHASE PRICE. As the purchase price for the Acquired Assets, Buyer agrees to pay to the Sellers the sum of Two Million and no/100 Dollars ($2,000,000.00), subject to adjustment as provided herein (the "Purchase Price").

2.2. METHOD OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid in cash as follows:

             2.2.1. ESCROW DEPOSIT. One Hundred Thousand and no/100 Dollars ($100,000.00) (the "Escrowed Funds") shall be paid into escrow contemporaneously with the execution hereof pursuant to the terms of that Escrow Agreement (the "Escrow Agreement") a copy of which is attached hereto as Exhibit A.

             2.2.2. CASH AT CLOSING. The Purchase Price payable hereunder, including the Escrowed Funds, shall be payable in cash at Closing.

2.3. ADJUSTMENTS AND PRORATIONS. The operations of the Station and the income and expenses attributable thereto up to 12:01 A.M. on the day of the Closing shall, except as otherwise provided in this Agreement and in that time brokerage agreement ("TBA") to be entered into between the parties upon execution of this Agreement, be for the account of the Sellers and thereafter shall be for the account of Buyer. Expenses such as power and utility charges, lease rents, property taxes according to year of payment, frequency discounts, annual license fees (if any), wages, commissions, payroll taxes, and other fringe benefits of employees of the Sellers who enter the employment of the Buyer, and similar deferred items shall be prorated between the Sellers and the Buyer.

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             Prepaid deposits shall also be prorated between the Sellers and the
             Buyer. Employees' employment with the Sellers shall be terminated as of or before the Closing Date, and Buyer shall employ employees of its choice from and after said date upon terms acceptable to Buyer and such employees. Any prorations shall be made and paid insofar as feasible at the Closing in accordance with a Schedule to be prepared and delivered at Closing, with a final settlement within ninety (90) days after the Closing.

2.4. TBA. The parties shall, contemporaneously with the execution hereof, enter into the TBA, a copy of which is attached hereto as Exhibit B. Any material breach or any default under this Agreement shall be a breach or default of the TBA by the breaching party, and any material breach or any default under the TBA shall be a breach or default of this Agreement by the breaching party.

2.5. PARTIAL CLOSING ADJUSTMENTS. Further adjustments to the purchase price payable hereunder may be made pursuant to the provisions of Sections 3.9.5 and 6.1 below.

2.6. ASSUMED LIABILITIES. Except as expressly provided for in this Agreement or the Leases and Agreements listed on the Schedules hereto, at the Closing Buyer shall not assume, incur or be charged with, in connection with the transactions herein contemplated, and shall not be responsible for any liabilities or obligations of any nature of Sellers whatsoever, contingent or otherwise. Without limitation of the foregoing, Buyer shall not assume any obligations to the Station's employees under any employee benefit plans or employment contracts. The assumption by Buyer of any of Sellers' liabilities shall in no way expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third parties would have had against Sellers had Buyer not assumed such liabilities. Sellers shall pay all liabilities not expressly assumed by Buyer hereunder.

2.7. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets by Buyer and the Sellers as set forth in the attached Schedule F. Such allocation will be used for all purposes, including preparation and filing of IRS Form 8594 with respect to the transactions contemplated by this Agreement.

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                                    ARTICLE 3
                          THE SELLERS' REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS

             The Sellers, jointly and separately, represent, warrant and covenant to Buyer that the statements in this Article 3 are true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made on the Closing Date:

3.1. CORPORATE EXISTENCE AND POWERS. The Sellers are corporations organized and existing in good standing under the laws of the State of Minnesota, with full power and authority to enter into this Agreement and the other Transaction Documents (as defined herein) and to enter into and complete the transactions contemplated herein and therein; CRD is, and will be at the time of Closing, qualified to do business in the State of Michigan and neither the nature of the business of the Station, nor the character of the properties owned, leased or otherwise held by Sellers for use in the business of the Station makes any qualification necessary in any other state, country, territory or jurisdiction; all required corporate actions have been taken by the Sellers to make and carry out this Agreement and the other Transaction Documents and the transactions contemplated herein and therein; this Agreement constitutes, and upon execution and delivery, each other Transaction Document will constitute a valid and binding obligation of Sellers enforceable in accordance with its terms; the execution of this Agreement and the other Transaction Documents and the completion of the transactions herein and therein involved will not result in the violation of any law, regulation, order, license, permit, rule, judgment or decree to which any of the Sellers, the Acquired Assets or the Station, is subject, or conflict with or constitute the breach of any contract, agreement or other commitment to which any of the Sellers is a party or by which they are bound or as to which any of the Acquired Assets or the Station are subject or affected, or conflict with or violate any provision of any Seller's certificate of incorporation, bylaws or other organizational documents, or will result the creation of any lien, charge or encumbrance on any of the Acquired Assets, other than Permitted Encumbrances; and, except for receipt of the Commission's Final Approval (as defined herein) with respect to the assignment of the Licenses to Buyer, no other consents of any kind are required that have not been obtained for the Sellers to make or carry out the terms of this Agreement and the other Transaction Documents, except with respect to those consents identified on Schedule B or D which are required of parties to Leases and Agreements listed

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             on Schedule B or D or with respect to assignment and assumption of specific contract rights and obligations and the consent of CBC's shareholders. The Sellers shall use their best efforts to obtain third party consents with respect to any of the Leases and Agreements designated on Schedule B or D as "material," to the extent required by such documents. Buyer shall cooperate with the Sellers in obtaining all such required consents. As used herein, the term "Transaction Documents" refers collectively to this Agreement, the TBA, the Assignment of Licenses, the Warranty Deed, an Assignment and Bill of Sale and any other agreements to be executed and delivered by any Seller hereunder or as otherwise contemplated herein. The Board of Directors of CBC has determined to recommend to the shareholders of CBC that they approve the transactions contemplated hereby.

3.2. COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Sellers are not in violation of, and have not received any notice asserting any material noncompliance by Sellers with, any applicable statute, law, rule or regulation, whether federal, state, local or otherwise, in connection with the ownership of the Acquired Assets. Sellers have complied and are in compliance in all material respects with all laws, regulations and governmental orders applicable to Sellers' operation of the Station and ownership of the Acquired Assets, except as disclosed on Schedule A. Sellers have obtained and hold all permits, licenses and approvals (other than the Licenses), none of which has been rescinded and all of which are in full force and effect, from all Governmental Authorities (as defined herein) necessary in order to conduct the operations of the Station in accordance with applicable law, as presently conducted and to own, use and maintain the Acquired Assets, all of which permits, licenses and approvals are identified on Schedule A. As used herein, "Governmental Authorities" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia. No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other Transactional Documents by any Seller or the performance by any Seller of its obligations hereunder or thereunder except compliance with any applicable requirements of the Communications Act of 1934. WCAR-AM is the holder of the Licenses indicated on Schedule A, all of which are valid, in full force and effect and which have been unconditionally issued for the full license term. The Licenses constitute all of the licenses, grants, permits, waivers and authorizations issued by the FCC and required for and/or used in the operation of the Station as

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             they are currently being operated. CRD is fully qualified to hold its Licenses. All ownership and employment reports, renewal applications, and other reports and documents required to be filed for the Station have been properly and timely filed, except as noted on Schedule A. The Station is operating in accordance with the Licenses, and in compliance with the Communications Act of 1934, as amended, and the rules and regulations of the Commission, including, without limitation, those regulations governing the Station's equal employment opportunity practices and public files, and any other applicable laws, ordinances, rules and regulations, except as disclosed on Schedule A. Sellers have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's antenna structures, and "no hazard" determinations for each antenna structure have been obtained. The Licenses are unimpaired by any act or omission of Sellers or their officers, directors, employees and agents and Sellers will not, without Buyer's prior written consent, by an act or omission, surrender, modify, forfeit or fail to seek renewals on regular terms, of any License, or cause the Commission or other regulatory authority to institute any proceeding for the cancellation or modification of any such License, or fail to prosecute with due diligence any pending application to the Commission. There is not now pending, or to the best of Sellers' knowledge threatened, any action by or before the Commission or other regulatory authority to revoke, cancel, rescind, modify (except as to any applications by the Sellers shown on Schedule A) or refuse to renew in the ordinary course any of the Licenses, or any investigation, order to show cause, notice of violation, notice of inquiry, notice of apparent liability or of forfeiture or complaint against the Station or Sellers, and Sellers have no knowledge of any basis for the commencement of any such proceeding in the future. Should any such action or investigation be commenced, order or notice be released, or complaint be filed, Sellers will promptly notify Buyer and take all actions necessary to protect the Station and the Licenses from any material adverse impact. All reports, statements and other documents relating to the Station filed by the Sellers or the Station with the FCC or any other Governmental Authority were true, correct and complete in all material respects when filed.

3.3. FINANCIAL STATEMENTS. CBC has delivered to the Buyer unaudited statements of operations for the twelve months ended December 31, 1996, and December 31, 1997, for the Station, and CBC's Form 10-KSB for the year ended December 31, 1997, containing CBC's audited consolidated financial statements for such period. Such financial information and the notes thereto are true, complete and accurate in all material respects and fairly present the

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             consolidated assets, liabilities and financial condition of the
             Station as at the respective dates thereof, including provision for all liabilities, obligations and commitments, whether fixed or contingent, and such statements of operations and the notes thereto are true, complete and accurate in all material respects and fairly present the results of operations for the periods indicated, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Sellers will deliver unaudited statements of operations for each of the Stations and WJDM within fifteen (15) calendar days after their preparation.

3.4. NO UNDISCLOSED LIABILITIES. The Station has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the 1997 Balance Sheets, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof (none of which liabilities and obligations is a liability for breach of contract, tort, infringement or violation of law); and the reserves reflected in the 1997 Balance Sheets are adequate, appropriate and reasonable. Sellers are not aware of any existing, proposed or threatened change which could result in a material adverse change to Sellers, the Station, the Acquired Assets or prospects of the Station.

3.5. ACQUIRED ASSETS. The Acquired Assets to be transferred to Buyer at Closing represent all the assets necessary for the Station's current and continuing operations; until Closing, none of the Acquired Assets will be sold, leased or otherwise disposed of unless replaced by a substantially similar asset of equal or greater value. Seller has good and marketable title, and, at Closing, all of the Acquired Assets shall be owned by and transferred by the Sellers to Buyer free and clear of all liens, encumbrances, interests or restrictions of any kind whatsoever, except for the Permitted Encumbrances or the Leases and Agreements listed on Schedule B or D. The Acquired Assets have been maintained in good condition, subject to normal wear and tear. Since the date of the 1997 Balance Sheets, there has not been any material adverse change in the Acquired Assets; the Sellers are not aware of any circumstance that could cause a material adverse effect in the Acquired Assets; the Sellers have conducted the business of the Station in the Ordinary Course of Business; and the Sellers have not taken any action that would be prohibited by Section 3.16. As used herein, the term "Ordinary Course of Business" means, with respect to Sellers, the ordinary course of business of the Station consistent with the past practices of Sellers and recognizing that the Sellers ended the 24- hour distribution of their Aahs World Radio(SM) format as of midnight, January

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             30, 1998, and have since maintained a 24-hour all-music format at the Station without significant sales of advertising time. Since then and for the period from the date hereof to Closing, Sellers have sought and intend to seek to enter into short term time brokerage, sports broadcast and similar agreements. The time may be brokered on an hourly or monthly basis, but such agreements will not survive Closing except with Buyer's prior written approval.

3.6.         REAL ESTATE.

             3.6.1. OWNED PROPERTIES. Schedule B sets forth a list of all real property owned by the Sellers ("Owned Real Property"). With respect to each parcel of Owned Real Property, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any person the right of use or occupancy of any portion of such parcel and there are no outstanding actions or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

             3.6.2. LEASED PROPERTIES. Schedule B sets forth a list of all real property leased by the Sellers (the "Leased Real Property") and all of the leases (the "Leases") of the Leased Real Property. With respect to the Leased Real Property, (a) all obligations of the landlord or lessor under the Leases that have accrued have been performed, and no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease; (b) all obligations of the tenant or lessee under the Leases that have accrued have been performed, and Sellers are not in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Sellers; and (c) there are no consents of any landlord or lessor required to transfer the Leased Real Property to Buyer except as set forth on Schedule B.

             3.6.3. TITLE AND DESCRIPTION. Sellers hold a valid and enforceable freehold interest in the Owned Real Property and valid and enforceable leasehold interests in the Leased Real Property pursuant to the Leases as shown on Schedule B, subject only to the right of reversion of the landlord or lessor under the Leases.

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             3.6.4.       PHYSICAL CONDITION. To Sellers' knowledge, there is no
                          defect in the physical condition of any improvements located on or constituting a part of the Real
                          Property. To Sellers' knowledge, the Real Property, including, without limitation, such improvements, is in good condition and repair and is adequate for the uses to which it is being put, and the Real Property is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. To the best of Sellers' knowledge, the soil condition of the Real Property is such that it will support all of the improvements thereon for the foreseeable life of the improvements without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

             3.6.5. UTILITIES. To the best of Sellers' knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Real Property as it is now improved and operated are installed and connected pursuant to valid permits, are sufficient to service the Real Property and are in good operating condition except in such case as will not materially detract from the marketability or value of the Real Property and do not impair the operations of the lessee thereof.

             3.6.6. COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. Sellers have received no notice from any Governmental Authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Real Property that has not been heretofore corrected, and know of no such violation or violations that now exist that would materially detract from the marketability or value of the Real Property or impair the operations of the occupant thereof in any material respect. To the best of Sellers' knowledge, improvements located on or constituting a part of the Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) are in compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use, or health laws, ordinances, codes, regulations, licenses, permits and authorizations, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations

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                          required by law, ordinance, code or regulation or by
                          any governmental or private authority having jurisdiction over the ownership or operation of the Sellers' businesses or any of the Acquired Assets, including the Station and the Real Property or any portion thereof, or the occupancy thereof or any present use thereof, except such non-compliance as will not materially detract from the marketability or value of the Real Property and do not impair the operations of the occupant thereof in any respect. All such approvals required by law, ordinance, code, regulation or otherwise to be held by the occupant of any of the Real Property shall be transferred to Buyer at Closing, if and to the extent transferable. There is legally enforceable pedestrian and vehicular access to the Real Property.

             3.6.7. REAL PROPERTY TAXES. Sellers have received no notice of any pending or threatened special assessment or reassessment of all or any portion of any of the Real Property.

             3.6.8. CONDEMNATION. To Sellers' knowledge, there is no pending or threatened condemnation of all or any part of the Real Property.

             3.6.9. INSURABILITY. Sellers have not received any notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof, which would materially, adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance.

3.7. CONTRACTS, LEASES, AGREEMENTS, ETC. Each of the Leases and Agreements is in full force and effect, and there are no outstanding notices of cancellation, acceleration or termination in connection therewith except as noted upon Schedule B or D. Sellers are not in breach or default in connection with any of the Leases and Agreements and, to the best of Sellers' knowledge, there is no basis for any claim, breach or default with respect to Sellers or any other party under any of said Leases and Agreements. Sellers have made available to Buyer true and correct copies of all agreements and instruments listed on Schedule D, and will make available to Buyer true and correct copies of any additional agreements, leases and contracts entered into by the Sellers in Ordinary Course of Business, as provided in Section 1.4 hereof. On the Closing Date there will be no Leases or Agreements relating to the Station (not including this Agreement and the TBA) which will be binding on the Buyer other than those specifically identified herein, including the Schedules

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             attached hereto, as assumed by Buyer, or as otherwise approved in writing by Buyer.

3.8. LITIGATION. Except as set forth on Schedule G, no strike, labor dispute, investigation, litigation, court or administrative proceeding is pending or, to the best of Sellers' knowledge, threatened against the Sellers relating to the Station, their employees or any of the Acquired Assets which may result in any change in the business, operations, assets or financial condition of the Station or may materially affect Buyer's use and enjoyment of the Acquired Assets, or which would hinder or prevent the consummation of the transaction contemplated by this Agreement and the other Transaction Documents, and the Sellers know of no basis for any such possible action.

3.9.         ENVIRONMENTAL MATTERS.

             3.9.1. ENVIRONMENTAL REPRESENTATION OF SELLERS. Sellers have complied in all material respect with all laws (including rules and regulations thereunder) of all applicable federal, state, local and foreign governments, and their respective agencies, concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation, including, limiting, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Resource Conservation and Recovery Act, the Michigan Natural Resources and Environmental Protection Act, each as amended, or any other law of any government or agency concerning the storage, treatment, handling, transport, disposal, or the release or threatened release of hazardous substances or hazardous materials, public health and safety or pollution or protection of the environment (collectively, the "Environmental Statutes"). Except as set forth on Schedule B, no environmental conditions have existed on the Real Property while owned or leased by Sellers, and no environmental conditions currently exist on the Real Property that violated or currently violate any Environmental Statute, where such environmental conditions will result in Buyer incurring any costs or expenses for damages fines, penalties, environmental remediation expenses or environmental removal expenses as a result of actions or proceedings by any federal, state or local environmental protection agency or department or by any third party. Except as set forth on Schedule B, there are no Hazardous Substances, as defined, currently utilized at or, currently stored at the Real Property except for those for which permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Statutes. Except as set forth on Schedule B, there is no contamination in soils or groundwater of or beneath the Real Property above levels that exceed remediation standards based on regulations, guidance or risk-based criteria warranting studies or remediation or both which would have any reasonable likelihood singly or in the aggregate, of materially adversely affecting the Acquired Assets or the Station. "Hazardous Substances" shall mean any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Statute, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

             3.9.2. ENVIRONMENTAL COVENANT OF SELLERS. Sellers have provided Buyer with all information, surveys and reports in each Seller's or the Station's possession or control concerning the existence or possible existence of any Hazardous Substances, underground storage tanks, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon gas, radioactive materials, liquid petroleum or liquid petroleum products, or other hazardous wastes, and any other reports, studies or documents in each Seller's or the Station's possession relating to each Seller's or the Station's potential liability under applicable Environmental Laws ("Environmental Contamination").

             3.9.3. BUYER'S RIGHT TO CONDUCT DUE DILIGENCE. By May 25, 1998, Buyer shall, at its expense, conduct Phase I environmental assessment activities of the Owned Real Property, including inspecting individual sites, submitting environmental questionnaires to Sellers and the employees of the Station and reviewing existing environmental reports, correspondence, permits and related materials regarding the Owned Real Property. Phase I environmental assessment activities shall not include any sampling or intrusive testing other than hand auger soil testing, testing equipment for PCBs and testing for asbestos or asbestos-containing materials. To assist in its environmental due diligence, Buyer may retain one or more outside environmental consultants to assist in its environmental due diligence concerning the Owned Real Property, and Sellers shall cooperate with Buyer in connection with such due diligence efforts.

             3.9.4. RESULTS OF ENVIRONMENTAL DUE DILIGENCE. In the event that Sellers' disclosure pursuant to Section 3.9.2 herein or the Phase I reports obtained by Buyer pursuant to Section 3.9.3 herein produces evidence that Environmental Contamination exists or may exist on any of the Owned Real Property, Buyer shall, within ten (10) business days after receiving the applicable Phase I report, notify CBC of such findings, provide CBC with copies of all reports, written assessments or other material regarding such contamination, and shall have the right to conduct Phase II environmental activities of the Owned Real Property (including, but not limited to, the taking and analysis of soil, surface water and ground water samples, testing of buildings, drilling wells and taking soil borings). The Phase II environmental activities shall be at the Buyer's expense. The Sellers agree to cooperate with the Buyer and with all third parties in permitting the Buyer to obtain in a timely manner the Phase I Reports and the Phase II Reports.

             3.9.5.       EFFECT OF ENVIRONMENTAL DUE DILIGENCE RESULTS.

                          (a) Either party hereto may terminate this Agreement by written notice to the other party within fifteen (15) business days after Buyer's notification to Sellers of Environmental Contamination if:

                                       (i)          the results of Buyer's
                                                    environmental due diligence
                                                    investigation indicate the
                                                    existence of Environmental
                                                    Contamination of any of the
                                                    parcels of Owned Real
                                                    Property; and

                                       (ii)         Both parties reasonably
                                                    determine (on the basis of
                                                    Buyer's environmental due
                                                    diligence) that responding
                                                    to and fully
                                                    remediating the foregoing
                                                    Environmental Contamination
                                                    in accordance with
                                                    applicable environmental
                                                    laws to a level at or below
                                                    the unrestricted residential
                                                    level developed pursuant to
                                                    Part 201 of the Michigan
                                                    Natural Resources
                                                    Environmental Protection Act
                                                    will exceed One Hundred
                                                    Thousand and no/100 Dollars
                                                    ($100,000.00) (the
                                                    "Remediation Ceiling
                                                    Amount") with respect to the
                                                    facilities, including but
                                                    not limited to the Owned
                                                    Real Property, used in the
                                                    operations of the Station.

                          (b) If the results of Buyer's environmental due diligence conducted in accordance with this Section 3.9 indicate that the cost of responding to and remediating Environmental Contamination in accordance with applicable environmental laws is equal to or less than the Remediation Ceiling Amount in the aggregate for the facilities used in the operations of the Station, including but not limited to the Owned Real Property, Sellers shall, at their sole cost and expense, respond to and remediate such Environmental Contamination in accordance with applicable environmental laws on or before the Closing.

             3.9.6. RADIO FREQUENCY RADIATION. Other than in compliance with the Communications Act, the operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute and FCC requirements. Renewal of the FCC Licenses would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

3.10. INSURANCE. The Sellers have maintained and shall maintain in full force and effect all of their existing casualty, liability, and other insurance covering any or all of the Acquired Assets through the day following the Closing Date in amounts not less than those in effect on the date hereof, and Sellers have set forth on Schedule H an abstract of such casualty insurance coverage. Sellers represent that there has been no material breach of any of the insurance policies. Except as set forth on Schedule H, Sellers do not know of any occurence, circumstance or event which could reasonably be expected to result in any claim.

3.11. ACCESS TO INFORMATION. The Sellers shall give Buyer and its representatives reasonable access during normal business hours throughout the period prior to Closing to the operations, properties, books, accounting records, contracts, agreements, leases, commitments, programming, technical and sales records and other records of and pertaining to the Station; provided, however, such access shall not disrupt the Sellers' normal operation. The Sellers shall furnish to Buyer all information concerning the Station's affairs as Buyer may reasonably request. Buyer will maintain the confidentiality of all the information and materials delivered to it or made available for its inspection by the Sellers hereunder. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer;
             (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Sellers; or (d) is independently developed by Buyer as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 3.11, Buyer may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Buyer will return to Sellers all confidential information prepared or furnished by Sellers relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

3.12. CONDUCT OF THE STATION'S BUSINESS. Until Closing, without the written consent of Buyer, the Sellers shall not enter into any transaction, agreement or understanding (whether or not in writing) other than those in the Ordinary

             Course of Business; no employment contract shall be entered into by the Sellers relating to the Station unless the same is terminable at will and without penalty; no material increase in compensation payable or to become payable, to any of the employees employed at the Station shall be made; no material change in personnel policies, insurance benefits or other compensation arrangements shall be made; and the Sellers will cause the Station to be operated in compliance with the Licenses and Permits and all applicable laws and regulations;

             the Sellers further represent, warrant and covenant:

             (a) Between the date hereof and Closing, the Sellers shall not take any action which will prevent or impede Buyer from obtaining at the Closing the actual and immediate occupancy and possession of the Station and all of the Acquired Assets.

             (b) On the Closing date, the Sellers will be the owner of the Acquired Assets except such of the same replaced by substantially similar property of no less than equivalent value in the ordinary course of business, with good and marketable title thereto, free and clear of all liens and encumbrances, except Permitted Encumbrances or liens for current taxes and assessments not yet due and payable; and that between the date of this Agreement and the Closing, there will be no more than the ordinary normal wear and tear and expendability of the Acquired Assets, and that the Acquired Assets will be in good working condition.

             (c) The Sellers do not know of any facts relating to them or the Station which would cause (i) the application for assignment of the Licenses to Buyer to be challenged, (ii) the Commission to deny its consent to the assignment of the Station's Licenses to Buyer, or
                          (iii) the Commission to grant such application for assignment subject to material adverse conditions to Buyer.

             (d) The Sellers will have duly filed all tax returns required to be filed by such Seller on or before the Closing Date and will have paid and discharged all taxes, assessments, excises, levies, or other similar charges of every kind, character or description impose by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith (collectively, "Taxes")
                           known to the Sellers which are due and payable and have not been paid and that would interfere with the Sellers' enjoyment of the Acquired Assets. There is no action, suit, proceeding, audit, investigation or claim pending or, to the Sellers' best knowledge, threatened in respect of any Taxes been proposed, asserted or threatened.

             (e) The Sellers shall (i) upon receiving notice or otherwise becoming aware of any violation relating to the Licenses, any violation by the Station of any rules and regulations of the FCC, or any material violations under any other applicable laws and regulations, promptly notify Buyer and, at Sellers' expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date, (ii) promptly notify Buyer in writing if the Station ceases to broadcast at its authorized power for more than 48 consecutive hours; such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Sellers, and (iii) promptly inform Buyer in writing of any material variances from the representations and warranties contained in this Article 3 that become known to the Sellers or any breach of any agreement hereunder by Sellers.

3.13. COPYRIGHTS, TRADEMARKS AND SIMILAR RIGHTS. The call letters listed on Schedule E are the call letters used by Sellers during the radio broadcast operations of the Station to identify the Station to its local audience. Sellers have full right and authority from the FCC to use such call letters except as may be provided in the Leases and Agreements. Sellers have not licensed or consented to, and have no knowledge of, any other entity's or individual's use of such call letters. There is no other name, trademark, service mark, copyright, or other trade, or service right or mark currently being used in the business and operations of the Station other than those listed in Schedule E, except those of CBC in connection with its Radio AAHS(R)/Aahs World Radio(SM) children's radio format. Sellers pay no royalty to anyone for use of the General Intangibles and have the right to bring action for the infringement thereof to the extent permitted by applicable law. Sellers represent that the operations of the Station do not infringe on any trademark, service mark, copyright or other intellectual property or similar right owned by others.

3.14. EMPLOYEES. Sellers shall be solely responsible for any and all liabilities and obligations Sellers may have to the employees of the Station, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time, sick leave and obligations under any of Sellers' employee benefit plans. Sellers acknowledge that Buyer has no obligation hereunder to offer employment to any employee of Sellers; however, Buyer shall have the right to hire such of the employees of the Station as Buyer may select. With respect to any employee that Buyer hires, Sellers further acknowledge that Buyer shall have no obligation for, and shall not assume as part of the transaction contemplated by this Agreement, any compensation, incentive bonuses, health expenses, or "accrued vacation" or other accrued leave time of said employees as a consequence of their being hired by Buyer. Sellers also acknowledge that with respect to such employees as may be hired by Buyer, and where any such compensation, incentive bonuses, health expenses, or accrued leave time exists for said employees, Sellers will retain the responsibility for any liability arising therefrom. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity, or any liability under any employee benefit plans of Sellers, including, without limitation, any liability under the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended. Sellers shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act, as amended (the "WARN Act") and similar laws and regulations, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such applicable laws and regulations on account of the dismissal or termination of the employees of the Station by Sellers. Sellers shall be responsible for ensuring that all requirements of the WARN Act are met in connection with this Agreement and the transactions contemplated by this Agreement, including but not limited to, providing proper notices to employees of Sellers and to others. Sellers also shall be responsible for all payments due its current or former employees under the WARN Act.

3.15. LABOR RELATIONS. Schedule I lists the names, dates of hire and current annual salaries of all persons employed by the Sellers directly and principally in connection with the operation of the Station. None of the Sellers is a party to or subject to any collective bargaining agreements with respect to the Station. Except as shown on Schedule I, all payments determined to be due from Sellers on account of work, health or welfare insurance under any agreement will have been paid on the Closing Date. Any such payments which cannot be determined on the Closing Date shall be paid immediately by Sellers upon determination without any liability to Buyer. Sellers have no written or oral contracts of employment with any employee of the Station, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule D. The Sellers, in the operations of the Station, have substantially complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes. To the best of Sellers' knowledge, there is no representation or organizing effort pending or threatened against or involving or affecting the Sellers with respect to employees employed at the Station.

3.16. EMPLOYEE BENEFITS. Except for the employee benefit plans listed on Schedule J (collectively, the "Employee Benefit Plans"), Sellers are not parties to or bound by, and have no liability with respect to, any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or similar plan or agreement. True and correct copies of each Employee Benefit Plan and all documents pursuant to which the Employee Benefit Plans are maintained, administered and funded have been delivered to Buyer. Sellers shall timely pay all amounts due under or with respect to the Employee Benefit Plans, and Sellers do not, nor with they prior to the Closing Date, participate in, contribute to, nor employee any persons covered by a multiemployer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and have not, and will not, prior to the Closing Date incur any withdrawal liability within the meaning of Title IV of ERISA. Sellers have materially complied with, and will through and after the Closing Date, continue to materially comply with the Employee Benefit Plans and all requirements of law relating thereto and Buyer shall have no liability or responsibility whatsoever with respect to the Employee Benefit Plans. Sellers have no benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, (II) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (iii) any employee benefit plan described in Section 4063 of ERISA or Section 413(c) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder, or (iv) any employee benefit plan providing health, life or other welfare-type benefits to current, future or former employees, independent contractors, directors or shareholders (and/or their dependents), other than continuation coverage required pursuant to
             Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.

3.17. PRE-CLOSING COVENANTS. Between the date hereof and the Closing, the Sellers covenant that:

             3.17.1. FCC COMPLIANCE. The Sellers shall continue to operate the Station in conformity with the terms of the Station's Licenses and in conformity in all material respects with all applicable laws, regulations, rules and ordinances, including but not limited to the rules and regulations of the FCC. The Sellers shall file all reports, applications and other filings required by the FCC in a timely and accurate manner. Sellers will maintain the Licenses in full force and effect and take any action necessary before the FCC to preserve such Licenses in full force and effect without material adverse change. Sellers will not take any action that would jeopardize the Station's rightful possession of the Licenses, the potential for assignment of the Licenses to Buyer, or the unconditional renewal of the Licenses for full license terms.

             3.17.2. CONDUCT OF BUSINESS. The Sellers shall conduct the business and technical operations of the Station in the Ordinary Course of Business and consistent with past practices, and shall continue all practices, policies, procedures and technical operations relating to the Station in substantially the same manner as heretofore. Sellers shall perform, pay and discharge when due all of its obligations and liabilities in all material respects other than those which Buyer has expressly agreed to assume pursuant to Section 2.6, as well as known, contingent or unknown liabilities of Sellers.

             3.17.3. MAINTENANCE OF ASSETS. The Sellers shall maintain all of the Acquired Assets in a good condition and, with respect to the Personal Property, shall maintain inventories of spare parts at levels consistent with the past practices of the Sellers and the Station. The Sellers shall not sell, convey, assign, transfer or encumber any of the Acquired Assets, except for the retirement of tangible Acquired Assets consistent with the normal and customary practices of the Sellers and the Station.

             3.17.4.      NO SOLICITATION.

                          (a) Sellers will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Sellers shall not, directly or indirectly, through any officer, director, employee, representative or agent, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantially all the assets or a sale of at least a majority of capital stock (including, without limitation, by way of a tender offer) (a "Fundamental Transaction") involving CRD or WCAR-AM, other than the transactions contemplated by this Agreement, or a Fundamental Transaction involving CBC conditioned upon termination of this Agreement (any of the foregoing inquiries or proposals are being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or
                                       (iii) agree to, approve or recommend any Acquisition Proposal; provided, that, if shareholder approval is required for this transaction, nothing contained in this Section shall prevent CBC from, prior to the Closing, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with any unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by CBC after the execution of this Agreement from a person or entity whose initial contact with CBC may have been solicited by CBC prior to the execution of this Agreement), and CBC may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of CBC, if and only to the extent that
                                       (i) the Board of Directors of CBC
                                       determines in good faith (after
                                       consultation with and based upon the
                                       advice of its financial advisor and
                                       considering the effect of such
                                       Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of CBC than this Agreement and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such more favorable Acquisition Proposal is being referred to in this Agreement as a "Superior Proposal"),
                                       (ii) the Board of Directors of CBC
                                       determines in good faith (after
                                       consultation with and based upon the
                                       advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law, and
                                       (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement. If this Agreement is terminated after the occurrence of a Triggering Event (as defined below), or CBC shall materially breach or fail to perform its obligations under this Section 3.16.4., then Sellers shall pay Buyer a non-refundable fee of One Hundred Thousand and no/100 Dollars ($100,000.00) together with an amount equal to any amounts previously paid to Sellers or incurred by Buyer under the TBA, which amount shall be payable by wire transfer of same day funds on the date of termination as and for liquidated damages (the "Fees").

                          (b) CBC shall reimburse the Buyer in connection with any legal or other fees incurred by the Buyer in connection with the collection of the Fee from CBC.

                          (c) As used herein, a "Triggering Event" shall mean any of the following:

                                       (i)          the Board of Directors of
                                                    CBC shall have withdrawn or
                                                    modified its recommendation
                                                    of this Agreement or shall
                                                    have resolved or publicly
                                                    announced its intention to
                                                    do so; or

                                       (ii)         an Alternative Transaction
                                                    shall have taken place or
                                                    the Board of Directors of
                                                    CBC shall have recommended
                                                    such an Alternative
                                                    Transaction to shareholders,
                                                    or shall have resolved or
                                                    publicly announced its
                                                    intention to recommend or
                                                    engage in an Alternative
                                                    Transaction; or

                                       (iii)        CBC shall have negotiated
                                                    with, entered into any
                                                    agreement with, or
                                                    consummated or recommended
                                                    any transaction with, any
                                                    person other than Buyer or
                                                    its
                                                    affiliates, based on a
                                                    determination regarding a
                                                    "Superior Proposal" made as
                                                    described herein; or

                                       (iv)         the shareholders of CBC do
                                                    not approve this Agreement
                                                    or the transactions
                                                    contemplated hereby after an
                                                    Acquisition Proposal shall
                                                    have been publicly
                                                    announced.

             3.17.5. SHAREHOLDER MEETING. CBC shall, in accordance with the requirements of applicable law, its Articles of Incorporation and its Bylaws, take all action as may be necessary, proper or advisable to duly call, give notice of and fix a record date for a meeting of shareholders (which may be a special or annual meeting) to vote on approval of this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting"), to be held as promptly as practicable and in any event not later than August 30, 1998. As promptly as practicable, CBC shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Proxy Statement") to be used in connection with the solicitation of proxies for the Shareholders' Meeting, respond to any comments or requests from the SEC, as applicable, and mail the Proxy Statement, together with any materials required to be delivered to CBC shareholders under applicable law, to shareholders of CBC in accordance with the requirements of applicable law. CBC represents, warrants and covenants that the Proxy Statement will comply with all requirements of applicable law, including without limitation SEC Regulation 14A. Subject to its fiduciary duties in connection with a Superior Offer (as defined below), the Board of Directors of CBC shall recommend in the Proxy Statement that the shareholders of CBC approve this Agreement and the transactions contemplated hereby.

             3.17.6. OTHER SELLER COVENANTS. None of the Sellers shall (a) merge or consolidate with or into any other entity;
                          (b) do or omit to do any act (or permit such action or omission) which will cause a material breach of any of the Leases and Agreements; (c) waive any claims or rights of substantial value except in the ordinary course of business and consistent with past practice; or (d) agree, whether in writing or otherwise, to do any of the foregoing.

3.18. NO MISLEADING STATEMENTS. To Sellers' knowledge, no statement, representation or warranty made by Sellers herein and no information provided or to be provided by Sellers to Buyer pursuant to this Agreement or the other Transaction Documents or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact, or omits or will omit a material fact. There are no facts or circumstances known to Sellers and not disclosed herein or in the Schedules hereto that, either individually or in the aggregate, will materially adversely affect after Closing the Acquired Assets or the condition of the Station.

3.19. CONSENTS. The Sellers shall use commercially reasonable efforts to obtain any third party consents required to assign to Buyer all Leases and Agreements. If, on the Closing Date, Sellers have not obtained any required consent for the assignment of any Lease and Agreement (other than the material Leases and Consents referred to in Section 8.4(d) hereof) to Buyer and the Closing occurs, then after the Closing Date, Sellers will continue to use commercially reasonable efforts, and the Buyer will cooperate with Sellers, to obtain any such consent and/or to remove any other impediments to the assignment of any such Lease and Agreement. From and after the Closing, until the valid assignment of all such Leases and Agreements, Sellers will take such lawful actions as are reasonably necessary to assure that Buyer shall receive the benefits of, and shall be obligated to perform the obligations of Sellers under, all such Leases and Agreements after the Closing Date to the same extent as if Buyer were a party thereunder (and Buyer agrees to cooperate with Sellers in connection with any such actions and to enter into, at the time of the Closing, any lawful arrangements in furtherance thereof (but at no additional cost to Buyer other than such costs as Buyer would incur as a party to such Leases and Agreements)).

3.20. SUPPLEMENTAL DISCLOSURE. From time to time prior to the Closing, the Sellers will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of the Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

                                    ARTICLE 4
                     BUYER'S REPRESENTATIONS AND WARRANTIES

             The Buyer represents, warrants and covenants to Sellers that the statements in this Article 4 are true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made on the Closing Date.

4.1. CORPORATE EXISTENCE AND POWERS. Buyer is a limited liability company organized and existing in good standing under the laws of the State of Michigan with full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and enter into and complete the transactions contemplated herein and therein; Buyer is, or will be at the time of Closing, qualified to do business in the State of Michigan; all required corporate action has been taken by Buyer to make and carry out this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein; this Agreement constitutes, and upon execution and delivery, each other Transaction Document will constitute, valid and binding obligation of Buyer enforceable in accordance with its terms; the execution of the Agreement and the other Transaction Documents to which it is a party and, once the consent referred to in the next clause of this sentence is obtained, the completion of the transactions herein involved will not result in the violation of any order, license, permit, rule, judgment or decree to which Buyer is subject or the breach of any contract, agreement or other commitment to which Buyer is a party or by which it is bound or conflict with or violate any provision of Buyer's certificate of incorporation, bylaws or other organizational documents; and except for the consent of the Commission to the assignment of the Licenses to Buyer and the consents identified by the Sellers on Schedule B or D, to the Buyer's knowledge, no other consent of any kind is required that has not been obtained for Buyer to make or carry out the terms of this Agreement.

4.2. BUYER'S QUALIFICATIONS. At Closing, Buyer will be legally and financially qualified to become the licensee of the Commission. Buyer does not know of any facts relating to it which would cause the Commission to deny its consent, or which would materially hinder or delay receipt of such consent, to the assignment of the Licenses to Buyer.

                                    ARTICLE 5
                              BREACH OF AGREEMENTS,
                         REPRESENTATIONS AND WARRANTIES

5.1.         BREACH OF THE SELLERS' AGREEMENTS, REPRESENTATIONS AND WARRANTIES.
             The Sellers shall jointly and severally indemnify and hold harmless Buyer and every affiliate of Buyer and any of its or their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties, arising out of ownership of the Acquired Assets or the operation of the Station by the Sellers prior to Closing, whether such claim is brought against Buyer or the Acquired Assets prior to or after Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by Buyer by reason of, or arising out of or relating to, (i) any material breach of any warranty, representation, covenant or agreement of the Sellers contained herein or in any other Transactional Document or in the Schedules attached hereto, (ii) any facts or circumstances described in Schedule G, or (iii) the failure to comply with any applicable bulk sales or tax notice statutes; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given.

5.2. BREACH OF BUYER'S AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Buyer shall indemnify and hold harmless the Sellers and every affiliate of Sellers and any of their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties arising out of ownership of the Acquired Assets or operation of the Station by Buyer after Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by the Sellers by reason of, or arising out of or relating to, any material breach of any warranty, representation, covenant or agreement of Buyer contained herein or any other Transaction Document; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given.

5.3. PERFORMANCE. Sellers acknowledge that the Acquired Assets to be transferred and assigned under this Agreement are unique and not readily bought or sold on the open market and, for that reason, among others, Buyer would be irreparably harmed by any breach or failure of the other party to consummate this Agreement, and monetary damages therefor will be highly difficult, if not wholly impossible, to ascertain. It is therefore agreed that this Agreement shall be enforceable by Buyer in a court of equity by a decree of specific performance, and an injunction may be issued restraining any transfer or assignment of the Acquired Assets contrary to the provisions of this Agreement pending the determination of such controversy. Sellers, for themselves and their successors and assigns, hereby waive the claim or defense that an adequate remedy at law exists. In the event of a suit by Buyer to obtain specific performance, Buyer shall be entitled to reimbursement by Sellers of all reasonable attorneys' fees and other out-of-pocket expenses incurred by Buyer with respect thereto.

5.4. PROCEDURES: THIRD PARTY CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any claim or other assertion of liability by third parties which could give rise to a claim for indemnification hereunder (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's obligation to indemnify as set forth in this Agreement, unless, and then only to the extent, the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this
             Article 5 resulting from any Claim, shall be subject to the following additional terms and conditions:

                            (a) Provided the indemnifying party acknowledges in
             writing its obligation to indemnify the indemnified party with respect to the Claim and further satisfies the indemnified party as to its financial ability to satisfy such indemnification obligation, the indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                            (b) In the event that the indemnifying party shall
             either (i) elect not to undertake, or shall fail to satisfy any requirements to undertake, such defense or opposition, or (ii) fail to properly elect within thirty (30) days after notice of any such Claim from the indemnified party or thereafter fail to defend or oppose such Claim, then, in either such event, the indemnified party shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party.

                            (c) Anything in this Section 5.4 to the contrary
             notwithstanding, (i) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which includes any admission of liability or does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party of an unconditional release from all liability in respect of such Claim, and (ii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.


                                    ARTICLE 6
                            RISK OF LOSS; TERMINATION

6.1. BUYER'S OPTIONS. The risk of any loss, damage or destruction to any of the Acquired Assets to be transferred to the Buyer hereunder from fire or other casualty or loss shall be borne by the Sellers at all times prior to the Closing. Upon the occurrence of any material loss or damage to any of the Acquired Assets to be transferred hereunder as a result of fire, casualty, or other causes prior to the Closing, the Sellers shall notify the Buyer of same in writing immediately, stating with particularity the reasonable estimates of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Acquired Assets lost or destroyed is believed reimbursable under any insurance policy with respect thereto. Provided the Sellers, at their sole expense, have not repaired, restored or replaced the damaged Acquired Assets to Buyer's reasonable satisfaction by the Closing, and if the Buyer is not then in default of this Agreement, Buyer shall have the option (but not the obligation) exercisable at the Closing to:

             (i) terminate this Agreement in which case none of the parties shall have any further liability to the other parties and all Escrowed Funds shall be returned to Buyer, except that the Sellers shall have a reasonable period of time, not to exceed sixty (60) days, to effect repairs of the damaged Acquired Assets before Buyer may exercise its option under this subparagraph 6.1 (i);

             (ii)         postpone the Closing for up to one hundred eighty
                          (180) days as necessary to allow the property to be completely repaired, replaced or restored, at the Sellers' sole expense, in which event the Sellers shall use their best efforts to complete such repairs; or

             (iii) elect to consummate the Closing and accept the property in its "then" condition, in which event the Sellers shall assign to Buyer all rights under any insurance claim covering the loss and pay over to the Buyer the proceeds under any such insurance policy previously received by the Sellers with respect thereto.

6.2. TERMINATION BY EITHER PARTY. This Agreement may be terminated prior to Closing as follows:

                          (a) by mutual agreement of Buyer and Sellers at any
             time;

                          (b) by Buyer by written notice to Sellers if any of
             the conditions specified in Section 8.4 is not satisfied in all material respects at the time of Closing or if satisfaction of any such condition is or becomes impossible, provided that in the event of a breach by any Seller of any covenant or agreement contained herein, Buyer shall first give Sellers written notice thereof, and if Sellers shall have undertaken to cure such breach within fifteen
             (15) days, they shall have a total of thirty (30) days to cure such breach, or if Buyer terminates the TBA upon an Event of Default (as defined therein) by Seller or in accordance with Section 6.1;

                          (c) by Sellers by written notice to Buyer if any of
             the conditions specified in Section 8.5 is not satisfied in all material respects at the time of Closing or if satisfaction of any such condition is or becomes impossible, provided that in the event of a breach by Buyer of any covenant or agreement contained herein, Sellers shall first give Buyer written notice thereof, and if Buyer shall have undertaken to cure such breach within fifteen (15) days, it shall have a total of thirty (30) days to cure such breach, or if Seller terminates the TBA upon an Event of Default (as defined therein) by Buyer; and

                          (d) by either party pursuant to the terms of Sections
             7.3 and 7.4 below.

6.3. EFFECT OF TERMINATION. In the event this Agreement is terminated as provided in Section 6.2, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Station; provided that the obligations of Buyer and Sellers in Sections 3.9.5, 5.1, 5.2, 5.3, 5.4, 6.3, 7.2, 9.3, and 9.10 shall survive such termination, and provided further that the termination of this Agreement shall not relieve any party for liability for any material breach of this Agreement, and provided further that, if this Agreement is terminated pursuant to Section 6.2(c) due to material breach or default by the Buyer of this Agreement, and the Sellers are not then in material breach or default of this Agreement, the Sellers shall be paid the Escrowed Funds, together with any interest earned thereon, as liquidated damages, it being agreed that such payment shall constitute full payment for any and all damages suffered by Sellers by reason thereof and that Sellers shall have no rights to or claims for damages from Buyer other than as set forth in this Agreement.


                                    ARTICLE 7
                       APPLICATION FOR COMMISSION APPROVAL

7.1. FILING AND PROSECUTION OF APPLICATION. Buyer and the Sellers shall, as soon as practicable after the date of this Agreement and in any event not later than May 12, 1998, join in an application to be filed with the Commission requesting its written consent to the assignment of the Licenses of the Station from WCAR-AM to Buyer. The parties shall prepare their own portions of the application. Buyer and the Sellers shall take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their reasonable best efforts throughout.

7.2. EXPENSES. The parties shall bear their own legal, accounting and other expenses in connection with the consummation of the contemplated transaction. The parties shall cooperate with the preparation of the Commission application and in connection with the prosecution of such application. The FCC filing fees shall be shared equally between the Sellers on the one hand and the Buyer on the other.

7.3. DESIGNATION FOR HEARING. If, for any reason, any application for an assignment of license is designated for hearing by the Commission prior to grant thereof, either of the parties shall have the right by written notice within thirty (30) days of such designation for hearing, to terminate this Agreement if the allegations raised relate to the other party. Should Closing occur and upon reconsideration should the FCC designate the assignment for hearing, Buyer may elect to rescind this Agreement, and if Buyer so elects, Buyer and the Seller agree to cooperate in filing an application to reassign the License to the Seller, if necessary, in order to comply with any FCC order and to take all necessary actions to reverse this transaction as if Closing had not occurred.

7.4.         TIME FOR COMMISSION CONSENT. Subject to the provisions of Section
             7.3 above, if the Commission has not given its written consent to the assignment of the Licenses set forth herein within twelve (12) months from the date of acceptance for filing of the application for such assignment, any of the parties, if not then in default, may terminate this Agreement by giving written notice to the other parties. Upon such termination, if not otherwise in material breach or default of this Agreement, none of the parties shall have any right or liability hereunder and all Escrowed Funds shall be returned to Buyer promptly.

7.5. CONTROL OF STATION. Until Closing, Buyer shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Station, but such operations shall be the sole responsibility of the Sellers, subject to and consistent with all rules, regulations and policies of the FCC. On and after the Closing Date, the Sellers shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Station.

7.6. SHARING INFORMATION. Each party hereto shall as promptly as possible, and in any event within two (2) business days, inform the other of any material communications between such party and the FCC or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request.

                                    ARTICLE 8
                                     CLOSING

             Subject to the terms and conditions herein stated, the parties agree as follows:

8.1. CLOSING DATE. The Closing of the transactions contemplated under this Agreement shall be held at such time and date as shall be mutually agreed by the Sellers and Buyer; provided, however, that in any event Buyer must close no later than the first day of the first month after final Commission approval of the assignment of the Licenses has become final, the finality of the assignment subject to waiver by Buyer ("Final Approval") and all other conditions to Closing shall have been satisfied in all material respects on or before the Closing Date. (The date scheduled, or required to be scheduled for Closing hereunder is referred to herein as the "Closing Date.") Final Approval shall be the approval of the FCC to the renewal and assignment of the Licenses which are no longer subject to rehearing, reconsideration or review by the Commission or to review by any court under the Communications Act of 1934, as amended, and which action is not reversed, stayed, enjoined or set aside, and with respect to which no timely request or petition for stay, reconsideration, review or rehearing or a notice of appeal is pending and the time for such filing has expired. Unless otherwise agreed by the parties in writing, the Closing shall take place at Buyer's counsel's offices in Detroit, Michigan.

8.2. THE SELLERS' OBLIGATIONS AT CLOSING. At Closing, the Sellers shall deliver to Buyer the following:

             (a) An Assignment of the Licenses described in Schedule A, Warranty Deeds as to the Owned Real Property described on Schedule B and an Assignment and Bill of Sale, or similar instruments, including third party consents to all "material" Leases and Agreements, transferring to Buyer all other Acquired Assets to be transferred hereunder, free and clear of all liens, encumbrances and restrictions of any kind whatsoever, other than Permitted Encumbrances;

             (b)          The business records described in Section 1.7;

             (c) An opinion of the Sellers' counsel, addressed to Buyer, confirming the correctness of the Sellers' representations made in Sections 3.1 and 3.2;

             (d) A certificate of CBC's CEO verifying that the Sellers' representations, warranties and covenants as provided herein remain materially true and correct up to and through the Closing Date;

             (e) Certificates of Sellers' Secretary certifying as to Sellers' Articles of Incorporation, By-Laws, and Board of Directors approvals (all of which shall be attached thereto);

             (f) UCC reports of the appropriate filing officers and federal and state litigation searches dated not more than thirty (30) days prior to the Closing Date in Minnesota, Michigan and Wayne County evidencing no judgments, financing statements, or liens, other than Permitted Encumbrances, on file with respect to the Acquired Assets, and, if such report evidences that judgments, financing statements, or liens are on file with respect to any of the Acquired Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein;

             (g) Good and valid title insurance commitments dated as of the Closing Date insuring the Sellers' title as fee owner in each parcel of Owned Real Property; in each instance, the title shall be insured by means of the preferred policy used in the location where such real estate exists, and each such policy, as to the insurer, the insured, the dollar limit and amount of coverage and the exceptions and conditions thereof shall be, in all respects, in form and substance reasonably satisfactory to the Buyer;

             (h) Internal Revenue Service Form 8594 completed by the Sellers in connection with the acquisition of the Acquired Assets by the Buyer;

             (i) A check or checks, or other evidence of payment acceptable to Buyer, with respect to the expenses payable by Sellers, if any, on the Closing Date in accordance with the Agreement;

             (j) Such other documents and instruments as might reasonably be requested by Buyer to consummate the transaction contemplated hereunder consistent with the intent expressed herein;

             (k)          Escrow instructions releasing Escrowed Funds to Buyer;

             (l)          The Acquired Assets; and

             (m) A tax letter from the Michigan Department of Treasury and Form 1027 from the Michigan Employment Security Administration.

8.3. BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall deliver to CBC the following:

             (a) Delivery of the Purchase Price in the manner set forth in Section 2.2;

             (b) An Agreement to assume the obligations of Sellers under the Leases and Agreements with respect to periods of time from and after Closing;

             (c) An opinion of Buyer's counsel, addressed to the Sellers, confirming the correctness of certain of the Buyer's representations made in Section 4.1;

             (d) Internal Revenue Service Form 8594 completed by the Buyer in connection with the acquisition of the Acquired Assets from the Sellers;

             (e) A check or checks, or other evidence of payment acceptable to Sellers, with respect to the expenses payable by Buyer, if any, on the Closing Date in accordance with the Agreement; and

             (f) Such other documents and instruments as might reasonably be requested by Sellers to consummate the transactions contemplated hereunder consistent with the intent expressed herein.

8.4. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

             (a) The written consent of the Commission evidencing its Final Approval to the assignment of the Licenses to Buyer subject to the provisions of Section 7.3 above, provided that any such approvals are without any condition that is materially adverse to Buyer;

             (b) The satisfaction at or before Closing in all material respects of all agreements, obligations and conditions of the Sellers hereunder required to be performed or complied with by them on or before Closing;

             (c) The material accuracy of the representations and warranties made by the Sellers;

             (d) Written third party consents to all material Leases and Agreements where required by the terms of the Lease or Agreement or substitution by Sellers of substantially equivalent rights without materially adverse impact upon Buyer's enjoyment of the Acquired Assets;

             (e) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

             (f) The TBA shall have become effective in accordance with the terms and conditions thereof and, from and after the date the TBA first becomes effective through and including the Closing Date, the TBA shall have not been terminated due to the Sellers' breach thereof; and

             (g) Sellers shall have complied with each and every one of its obligations set forth in Section 8.2.

8.5. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

             (a) Subject to the provisions of Section 7.3 above, the written consent of the Commission evidencing its Final Approval to the assignment of the Licenses to Buyer, provided that any such approval is without any conditions that are materially adverse to the Sellers;

             (b) The satisfaction at or before Closing in all material respects of all agreements, obligations and conditions of Buyer hereunder required to be performed or complied with by it at or before the Closing;

             (c) The material accuracy of the representations and warranties made by Buyer;

             (d) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

             (e) The TBA shall have become effective in accordance with the terms and conditions thereof and, from and after the date the TBA first becomes effective through and including the Closing Date, the TBA shall have not been terminated due to the Buyer's breach thereof;

             (f)          The approval of CBC's shareholders; and

             (g) Buyers shall have complied with each and every one of its obligations set forth in Section 8.3.


                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

9.1. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive for a period of two (2) years after the Closing Date except that the representations and warranties contained in Sections 3.1, 3.2, 3.5 (insofar as it relates to title to the Acquired Assets), 3.18 and 4.1 shall survive the Closing Date indefinitely, the representations and warranties set forth in
             Section 3.9 shall survive the Closing date for a period of six (6) years, and the representations and warranties set forth in Sections
             3.6.7 and 3.12(d) shall survive the Closing Date for the applicable statute of limitations period; except that such representations and warranties shall survive the Closing Date indefinitely if they relate to a tax liability of the Station that is based on misrepresentation or fraud.

9.2. INVESTIGATION. The investigation by Buyer and its employees, agents and representatives of the Acquired Assets, the Station and any other matters concerning Sellers prior to or subsequent to the Closing Date, shall not negate or diminish the representations and warranties of Sellers contained or provided for herein except to the extent Sellers can demonstrate that Buyer had actual knowledge of an inaccurate warranty or representation.

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9.3.         EXECUTION OF DOCUMENTS. The parties agree to execute all
             applications, documents and instruments which may be necessary for the consummation of the transactions contemplated hereunder, or which might be from time to time reasonably requested by any party hereto in connection therewith, whether before or after the date of Closing.

9.4. NOTICES. All notices, requests, elections, demands and other communications given pursuant to this Agreement shall be in writing and shall be duly given when delivered personally or by facsimile transmission (upon receipt of confirmation) or when deposited in the mail, certified or registered mail, postage prepaid, return receipt requested, and shall be addressed as follows:

             If to the Sellers
             (or any of them):        Children's Broadcasting Corporation
                                      724 First Street North, Fourth Floor
                                      Minneapolis, Minnesota 55401
                                      Attention:  Mr. Christopher T. Dahl
                                      Facsimile Number:  (612) 338-4318

                      with copy to:   Children's Broadcasting Corporation
                                      724 First Street North, Fourth Floor
                                      Minneapolis, Minnesota 55401
                                      Attention:  Lance W. Riley, Esq.
                                      Facsimile Number:  (612) 330-9558

             If to Buyer:             1090 Investments, L.L.C.
                                      500 North Woodward Avenue
                                      Bloomfield Hills, Michigan 48304-2964
                                      Attention: John F. X. Browne, P.A
                                      Facsimile Number: (248) 642-6027

                      with copy to:   Sara Kruse, Esq.
                                      One Woodward Avenue
                                      Suite 2400
                                      Detroit, Michigan 48226
                                      Facsimile Number: (313) 961-8358

9.5. EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to herein are incorporated into this Agreement by reference for all purposes and shall be

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             deemed part of this Agreement.

9.6. ENTIRE AGREEMENT. This Agreement together with all Exhibits and Schedules referred to herein, and the TBA contain all of the terms and conditions agreed upon by the parties hereto with respect to the transactions contemplated hereunder.

9.7. ASSIGNABILITY. None of the parties may assign their rights or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may make an assignment to an entity under essentially common control as the assigning entity.

9.8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the representatives, heirs, estates, successors, and assigns of the parties hereto.

9.9. HEADING. The headings contained in this Agreement are for reference only and shall not effect in any way the meaning or interpretation of this Agreement.

9.10. COUNTERPARTS. This Agreement and any other instrument to be signed by the parties hereto may be executed by the parties, together or separately, in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Notwithstanding the foregoing, facsimile and photostatic reproductions may be relied upon to the same extent as an original provided that originals are provided within five (5) days of the date thereof.

9.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to principles of conflicts of laws. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Michigan and of the United States of America located in the State of Michigan for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and they agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above shall be effective service of process for any action, suit or proceeding arising out of this Agreement, in the courts of the State of Minnesota or the United States of

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             America located in the State of Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.12. BROKER COMMISSION. The Sellers and Buyer each represent to the other that they have not engaged a broker in connection with the contemplated transaction, except that CBC has engaged Star Media Group, Inc., and each party agrees to pay the respective commissions owed under such engagements and agrees to indemnify and hold the other party or parties harmless against any claims made by a broker through it or them in connection with the transactions contemplated hereunder. Buyer has no obligation to pay any brokerage fee due Star Media Group, Inc.

9.13. SALES TAX. Any sales tax, including bulk sales taxes (if applicable), due upon consummation of this transaction will be computed at Closing and paid by the Sellers and any claims or proceedings arising therefrom shall be the sole responsibility of Buyer. Sellers agree to indemnify and hold Buyer harmless against any such claims in connection with the transactions contemplated hereunder.

9.14. PUBLIC ANNOUNCEMENTS. Sellers and Buyer shall consult with each other before making any public statements with respect to this Agreement, the other Transaction Documents or the transactions contemplated herein or therein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by applicable law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

9.15. MAIL. Sellers hereby authorize and empower Buyer from and after the Closing Date (a) to receive and open mail addressed to the Station and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Station or the Acquired Assets. Sellers agree to deliver to Buyer any mail, checks or other documents received by them pertaining to the Station or the Acquired Assets. Buyer agrees to deliver to Sellers any mail which it receives to which it is not entitled by reason of this

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             Agreement or otherwise and to which Sellers is entitled.

9.16.        CLAUSES SEVERABLE. The provisions of this Agreement are severable.
             If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, the provision or its application shall be modified to the extent possible to reflect the expressed intent of the parties but in any event, invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application.

9.17. MODIFICATION. No modification of any provision of this Agreement shall be effective unless made in writing and signed by the parties hereto.

9.18. REORGANIZATION OF SUBSIDIARIES. Notwithstanding any covenant or other provision of this Agreement to the contrary, Buyer acknowledges that Sellers may be desirous of merging the License Subsidiaries into the Asset Subsidiaries or similarly reorganizing said entities prior to Closing for tax purposes, and agrees to reasonably cooperate with Sellers if necessary to accomplish such reorganization to the extent that such cooperation is necessary in the execution and delivery of appropriate amendments hereto, consents or applications to the FCC, provided, however, that nothing in this Section 12.10 shall require Buyer to take any action or amend this Agreement in any way if such action or amendment is reasonably likely to delay the Closing, cause any diminution of Buyer's enjoyment of its rights hereunder or cause any economic loss to Buyer as a result. Sellers agree to reimburse Buyer for any legal fees reasonably incurred by Buyer in connection with the fulfillment of its obligations under this Section.

9.19. FURTHER ASSURANCES. From time to time after the Closing Date, at Buyer's request and without further consideration, sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Buyer may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Acquire Assets purchased pursuant hereto or to otherwise carry out the purpose and intent of this Agreement. Upon the request of Buyer, Sellers will cooperate and will use their best efforts to have the officers, directors and other employees of Sellers cooperate with Buyer on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Buyer and which are based upon contracts, leases, arrangements or acts of Sellers which were in effect or occurred on or prior to the Closing Date. Buyer shall reimburse Sellers and their officers, directors and other employees for any costs incurred by them in fulfilling this covenant, except to the extent that the provisions of Section 5 are applicable.

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9.20.        NO THIRD PARTY BENEFICIARIES. The obligations undertaken by Buyer and Sellers in this Agreement are for the benefit of Buyer and Sellers only, and neither any creditor of Buyer or Sellers, nor any other party (other than a successor in interest to Buyer or Sellers) shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise.

             IN WITNESS WHEREOF, the parties hereto, by their properly authorized representatives, have caused this Agreement to be executed as of the day and date first above written.

CHILDREN'S BROADCASTING                  1090 INVESTMENTS, L.L.C.
 CORPORATION


BY: /s/ James G. Gilbertson              BY: /s/ John Kruse

ITS: COO                                 ITS: Partner


CHILDREN'S RADIO OF DETROIT, INC.        WCAR-AM, INC.


BY: /s/ James G. Gilbertson              BY: /s/ James G. Gilbertson

ITS: COO                                 ITS: COO

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                                    EXHIBIT A

                                ESCROW AGREEMENT


                                SEE SECTION 2.2.1

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                                    EXHIBIT B

                            TIME BROKERAGE AGREEMENT


                                 SEE SECTION 2.4

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                                   SCHEDULE A

                      LICENSES, PERMITS AND AUTHORIZATIONS


                                 SEE SECTION 1.1

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                                   SCHEDULE B

                                  REAL PROPERTY


                                 SEE SECTION 1.2

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                                   SCHEDULE C

                                PERSONAL PROPERTY


                                 SEE SECTION 1.3

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                                   SCHEDULE D

                              LEASES AND AGREEMENTS


                                 SEE SECTION 1.4

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                                   SCHEDULE E

                               GENERAL INTANGIBLES


                                 SEE SECTION 1.6

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                                   SCHEDULE F

                          ALLOCATION OF PURCHASE PRICE


                                 SEE SECTION 2.7

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                                   SCHEDULE G

                                   LITIGATION


                                 SEE SECTION 3.8

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                                   SCHEDULE H

                                    INSURANCE


                                SEE SECTION 3.10

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                                   SCHEDULE I

                                 LABOR RELATIONS


                                SEE SECTION 3.15

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                                   SCHEDULE J

                             EMPLOYEE BENEFIT PLANS


                                SEE SECTION 3.16